                                  SCHEDULE 14A
                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, For Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[_]Definitive Proxy Statement
[X]Definitive Additional Materials
[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
                      -----------------------------------
                (Name of Registrant as specified in its charter)

                               ----------------
      (Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
    (2)   Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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    (5)   Total fee paid.

--------
[_]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
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   previously. Identify the previous filing by registration statement number,
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


[BIRMINGHAM STEEL CORPORATION]


[LOGO OF BIRMINGHAM STEEL CORPORATION LETTERHEAD]     November 5, 1999

Dear Fellow Stockholder:

   As you undoubtedly know, a group of dissident stockholders calling itself The United Company Shareholder Group is seeking to remove your Board of Directors and replace them with its own hand-picked nominees. This dissident group, which holds less than 8% of Birmingham Steel's stock, wants to take complete control of your Company without paying you any change-of-control premium for your shares.

   Even worse, the United Group and its nominees are embarked on a course of action that we believe could significantly damage the value of your Birmingham Steel shares. If they succeed, it is you and your fellow Birmingham Steel stockholders who could suffer.

                       THE UNITED GROUP'S SO-CALLED PLAN:
                        AN EXERCISE IN WISHFUL THINKING

   The United Group wants you to believe it has a "plan" for your Company. The fact is that this "plan"--to "fix" and continue to operate the Company's SBQ division--is nothing but wishful thinking. The dissidents say they will hire high-priced consultants and an as-yet-unidentified management team to execute this "plan," under the direction of their designated new CEO, John Correnti. You should know that this is the same John Correnti who, just a few months ago, apparently was forced to resign as CEO of Nucor, another steel company, after Nucor's Board determined that he was not right for the job.

   The United Group's wishful thinking indicates a shocking lack of understanding of the very real issues facing Birmingham Steel today. In particular, the United Group has failed to understand that:

  . The issue facing the SBQ division is the availability of financial resources and not a lack of managerial expertise.

  . As much as $100 million would be necessary to make the SBQ division commercially competitive--not the $15 million that the dissidents claim.

  . Your Company simply cannot afford to continue to fund the losses of the SBQ division indefinitely.

  . Continuing to operate the SBQ division instead of selling it could seriously jeopardize your Company's financial well-being.

  . The Company's lenders support the prompt sale of the SBQ division and, in fact, have imposed interest rate penalty provisions on your Company if the SBQ division is not sold.

                  IS THERE ANYTHING THE UNITED GROUP WON'T SAY
                           IN ORDER TO GET YOUR VOTE?

   The United Group, in a November 1 letter that can best be described as shrill and defensive, tries to tell you that maybe, after all, they might not want to hold on to the SBQ division indefinitely. But this is not what they have been telling others. Correnti recently spoke to an industry group in Cleveland, and The Cleveland Plain Dealer, in an article headlined "Dissident Group Leader Backs Steel Mill," reported that Correnti said:

    "he would keep the Company's Cuyahoga Heights mill [the
    Company's Cleveland SBQ facility] rather than sell it as Birmingham [Steel] wants to do." (emphasis added)/1/

   No matter how much the United Group tries to muddy the waters, the difference between your Company's position and the United Group's position is crystal clear:

  . Your Company's current Board and management are actively pursuing the sale of the SBQ division in order to focus your Company on its strong and profitable core operations.

  . The United Group is prepared to pour vast sums of your Company's money into the SBQ division and, in the process, place your Company's future and your investment at substantial risk. We don't think any of us can afford to let this happen.


--------
/1/The Cleveland Plain Dealer, September 30, 1999, article by Thomas W. Gerdel.
  Permission to quote from this article was neither sought nor obtained.

   There are real and important issues at stake in this contest for control of Birmingham Steel that should be addressed openly and candidly. They cannot be reduced to the personal attacks and short sound-bites that dominate the United Group's recent letters. For example, in our letter to you dated October 29, we presented important, detailed information about Correnti and Todd, and carefully explained why we believe they should not be given control of your Company. The United Group has refused to address these issues and, instead, tells you that each of them once won an award.

   If the United Group has a real platform that it believes can enhance the value of your shares, we think it is time for them to put it forward for the stockholders to consider. More than three months have now passed since the United Group first said it would seek to take control of your Company--and in all that time they have not stated how they would run your Company, except, of course, to say that they would hire John Correnti and hope he can somehow "fix" the SBQ division.

               YOUR BOARD'S RESTRUCTURING PLAN - A VOTE FOR VALUE

   Recognizing the challenges facing the SBQ division, your Board of Directors this past August authorized a major strategic restructuring of your Company. This restructuring--which is designed to build stockholder value in both the near and long term--includes the divestiture of the SBQ division and the Company's 50% stake in American Iron Reduction. These actions would enable the Company to focus all of its resources on its strong and profitable mini-mill and scrap operations, and continue to build the value of those assets for you.

   With limited financial resources available (primarily because of prior financial commitments made by Todd and his management team), it is important that the Company minimize the future cash requirements of the SBQ division. Without question, this can best be done by selling the SBQ operations now, and not by taking the "wishful thinking" approach put forth by the United Group.

   Your Company has retained Credit Suisse First Boston as financial advisor to assist in the divestiture process. To date, we are pleased with the initial level of interest expressed by potential buyers and are confident that the sales process will be brought to a timely and successful conclusion.

   In the meantime, it is important that you not jeopardize the value of your shares by letting the United Group derail your Company's restructuring plan. We urge you not to sign any blue proxy card sent to you by the United Group. Please sign, date and mail the enclosed WHITE proxy card today.

   We thank you for your continued support.

                                   Very truly yours,

                                   [SIGNATURE OF ROBERT A. GARVEY]
                                   Robert A. Garvey
                                   Chairman and Chief Executive Officer


                                   IMPORTANT

 WE STRONGLY URGE YOU TO VOTE FOR THE COMPANY'S BOARD OF DIRECTORS BY SIGNING,
           DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY!

  IF YOU HAVE ALREADY SIGNED THE BLUE PROXY CARD SENT TO YOU BY THE DISSIDENT GROUP, YOU MAY REVOKE THAT PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED
                               WHITE PROXY CARD.

   If you have any questions or need assistance in voting your shares, please call:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th floor
                            New York, New York 10022

                         Call Toll-Free: (888) 750-5834
                 Banks and Brokers call collect (212) 750-5833